EXHIBIT 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-89584 of The News Corporation Limited on Form S-8 of our report dated July 30, 2002 (October 18, 2002 as to Notes 26, 28, 30 and 31) of British Sky Broadcasting Group plc appearing in the Current Report on Form 6-K of The News Corporation Limited which was filed on May 20, 2003.

/S/    DELOITTE & TOUCHE

London, England

July 2, 2003